SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
August 31, 2006
Date of Report (Date of earliest event reported)
PSB BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-24601	23-293074

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Ident. No.)

1835 Market Street
Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
(215) 979-7900
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
Agreement and Plan of Merger
Form of Voting Agreement Letter
Agreement and General Release
Agreement and General Release
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
     On August 30, 2006, PSB Bancorp, Inc. (the “Company”), the holding company for First Penn Bank, issued a press release announcing the execution of a definitive agreement with Conestoga Bancorp, Inc. (“Conestoga”) for the sale of the Company to Conestoga at a price of $17.00 per share payable in cash. The price per share payable by Conestoga is subject to a potential downward adjustment if seven identified performing construction loans are not sold at par on or before closing. Conestoga has requested that the Company divest these loans because of concerns regarding both geographic and construction loan concentration. If the Company elects not to sell a loan or sells a loan for less than par, there will be a downward adjustment in the per share price. The maximum downward adjustment is $0.66 per share. In connection with the execution of the agreement, directors and certain officers of the Company, who hold 16.3% of the outstanding common stock of the Company, have agreed with the Company to vote their shares in favor of the transaction. The form of this agreement is attached hereto as Exhibit 10.1.
Summary of the Merger Agreement and Related Agreements
     The following description of the Merger Agreement and the other related agreements filed herewith are included to provide you with information regarding their terms. The description does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement and the other related agreements, which are filed as Exhibit 2.1, 10.1, 10.2 and 10.3.
     Subject to the terms and conditions of the Merger Agreement, which has been approved unanimously by the Boards of Directors of all parties, FP Acquisition Corp., a wholly-owned subsidiary of Conestoga, will be merged with and into the Company (the “Merger”). Upon effectiveness of the Merger, each outstanding share of common stock of the Company will be converted into the right to receive $17.00 per share in cash. The price per share payable by Conestoga is subject to adjustment relating to the divestiture by the Company of certain construction loans. The maximum downward adjustment is $0.66 per share. All outstanding options to purchase stock of the Company will convert into the right to receive a cash amount equal to the final per share purchase price minus the exercise price of the option.
     Conestoga, headquartered in Chester County, is a newly formed, private bank holding company that owns all the capital stock of newly formed Conestoga Bank, which opened its doors on July 28, 2006. The merger agreement does not contain any financing contingency but Conestoga has represented that it has the necessary financing to complete the Merger. However, none of the shareholders of Conestoga guarantee performance by Conestoga under the Merger Agreement and the Company’s remedy for the failure of Conestoga to close after satisfaction of all conditions to closing is limited to the payment of a $3.0 million termination fee.
     The Merger Agreement contains customary representations, warranties and covenants of the Company and Conestoga, including, among others, covenants (a) by the

Company to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and (b) not to engage in certain kinds of transactions during such period. In addition, the Company has agreed to cause a shareholder meeting to be held by the Company to consider approval of the Merger and the other transactions contemplated by the Merger Agreement. The Company’s Board of Directors also has agreed to recommend approval and adoption by its shareholders of the Merger Agreement, subject to its fiduciary obligations. The Company also has agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions.
     Consummation of the Merger is subject to various customary conditions, including adoption of the Merger Agreement by the Company’s shareholders and the receipt of certain regulatory approvals including approval of the Merger by the Federal Reserve System and the Pennsylvania Department of Banking.
     The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
     To facilitate the transaction, the Chairman of the Company, Vincent J. Fumo, and the President of the Company, Anthony DiSandro (i) proposed to the PSB board that they reduce their benefits under their supplemental executive retirement plans by an aggregate of $3.3 million, and (ii) at the request of Conestoga, restructured $3.0 million of other payments. The net effect of these two concessions allowed Conestoga to increase the per share consideration payable to the shareholders of the Company. The per share amount of this benefit is subject to various factors and assumptions, including certain tax matters and the assumptions used by Conestoga in evaluating this transaction, but the Company estimates this per share benefit is over $1.00 per share.
     Contemporaneously with the execution of the Merger Agreement, Messrs. Fumo and DiSandro each entered into an Agreement and General Release. These agreements: (i) acknowledge the obligation of the Company to each executive to pay $4.8 million in pre-existing contractual termination benefits at the closing of the Merger, (ii) contain a general release of claims by each executive against the Company, and (iii) provide, at the request of Conestoga, that each executive agree to be bound by a three year covenant not to compete in exchange for a payment of $1.5 million. Copies of these agreements are attached as Exhibits 10.2 and 10.3.

Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
2.1	Agreement and Plan of Merger dated August 30, 2006, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp. and PSB Bancorp, Inc.

10.1	Form of voting agreement letter between certain directors and officers of the Company and the Company

10.2	Agreement and General Release dated August 30, 2006, by and among PSB Bancorp, Inc. First Penn Bank and Vincent J. Fumo

10.3	Agreement and General Release dated August 30, 2006, by and among PSB Bancorp, Inc. First Penn Bank and Anthony DiSandro

99.1	Press Release dated August 30, 2006
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB Bancorp, Inc.
By:	/s/ Anthony DiSandro
Anthony DiSandro,
President, Chief Executive Officer

Dated: August 31, 2006